EXHIBIT 99.5

[LOGO] TRENWICK GROUP LTD.

                Stock Option Exchange Program Personal Statement

Date

Name                                                             Enrollment Date
Street Address
Street Address 2
Street Address 3
Street Address 4
City, State, ZIP
Country

      We are pleased to provide you with your personalized Stock Option Exchange Program Statement. This statement provides a listing of your outstanding stock option grants and should help you with your decision regarding participation in the Exchange Program. The terms and conditions of the program are described in the Stock Option Exchange Tender Offer statement.

                       Number of                                                                                  New
  Grant      Grant      Current    Original      Vesting    Expiration  Exchange    Number of    New Vesting   Expiration
    ID        Date      Options   Grant Price     Date        Date       Ratio     New Options      Date          Date
---------   -------   ----------  -----------    -------    ----------  --------  ------------   -----------   ----------

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Important Notes About This Statement:

      o This statement was created based on data on file as of May 14, 2002. Great care has been taken in the preparation of this statement. Please verify the information for accuracy. To the extent there are inconsistencies between the terms of this statement and Trenwick's records, Tenwick's records will control.

      o     The number of New Options received will be in whole numbers only.

      o This statement does not include any options that are scheduled to expire prior to December 16, 2002 as they are not eligible for the Exchange Program.

      o     If you elect to participate, you must exchange all options.

      o The price of the new options will be determined on or about December 16, 2002.

      o     This statement should be saved with your stock option records.

      o     Call (203) 353-5500 if you have questions.